Exhibit 99.1

ATC Contact: Brad Singer

Chief Financial Officer

Telephone: (617) 375-7500

FOR IMMEDIATE RELEASE

American Tower Completes $1.1 Billion Credit Facility

Boston, Massachusetts – May 25, 2004 - American Tower Corporation (NYSE: AMT) today announced that its operating subsidiaries have successfully refinanced the Company’s previous credit facility with a new $1.1 billion senior secured credit facility, consisting of a $400 million revolving credit facility, a $300 million Term A loan and a $400 million Term B loan. The new credit facility is guaranteed by American Tower Corporation and its subsidiaries and is secured by a pledge of substantially all of the Company’s assets.

At closing, the Company received approximately $685 million of net proceeds from borrowings under the new facility, after deducting related expenses and fees. Approximately $670 million of the net proceeds were used to repay principal and interest on the outstanding borrowings under the Company’s previous credit facility. The Company plans to use the remaining approximately $15 million of net proceeds for general corporate purposes, including refinancing other existing indebtedness.

The new facility extends the maturity dates from 2007 through 2011 for a majority of the borrowings outstanding under the new credit facility, subject to certain conditions, and permits the Company to use borrowings under the new facility and internally generated funds to repurchase other indebtedness without seeking approval from the lenders under the new facility.

American Tower is the leading independent owner, operator and developer of broadcast and wireless communications sites in North America. American Tower operates approximately 15,000 sites in the United States, Mexico, and Brazil, including approximately 300 broadcast tower sites. For more information about American Tower Corporation, please visit our website www.americantower.com.

This press release contains “forward-looking statements,” including, but not limited to, plans, projections and estimates regarding (1) use of the proceeds from the credit facilities, (2) the repurchase, retirement or refinancing of other indebtedness and (3) the effect of the transactions described herein, including effects on our financial flexibility. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally, for the securities of telecommunications companies and for the Company’s indebtedness in particular. More information about potential risk factors that could affect our results is included in our filings with the Securities and Exchange Commission.

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